Exhibit 99.4

CONSENT OF W. BRADLEY BLAIR, II
     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, W. Bradley Blair, II, hereby consents to all references to him in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of NNN Healthcare/Office REIT, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of NNN Healthcare/Office REIT, Inc. prior to the commencement of the offering described therein. The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

July 6, 2006	/s/ W. Bradley Blair, II
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